Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:        Anthony Sanzio (Media)
(856) 968-4390
anthony_sanzio@campbellsoup.com
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL REPORTS THIRD-QUARTER RESULTS
Third-Quarter Adjusted Net Earnings per Share Declined 2 Percent to $0.56

CAMDEN, N.J., May 21, 2012-Campbell Soup Company (NYSE: CPB) today reported its results for the third quarter of fiscal 2012.
Third-Quarter Overview

•	Sales Even at $1.8 Billion; Excluding Currency, Sales Increased 1 Percent

•	Sales Gains in Global Baking and Snacking and U.S. Beverages, Offset by Declines in U.S. Simple Meals and International Simple Meals and Beverages

•	Adjusted EBIT Declined 13 Percent

•	EPS Benefited from a Lower Tax Rate

•	Confirmed Fiscal 2012 Guidance: Sales and Adjusted EBIT at Lower End of Range, Adjusted EPS at Upper End of Range

Net earnings for the quarter ended April 29, 2012, were $177 million, or $0.55 per share, compared with $187 million, or $0.57 per share, in the prior year. The current quarter's reported net earnings included charges associated with a restructuring program announced in June 2011. Excluding items impacting comparability, adjusted net earnings decreased 4 percent to $180 million, and adjusted net earnings per share decreased 2 percent to $0.56 in the current quarter. A detailed reconciliation of adjusted financial information to the reported information is included at the end of this news release.
Denise Morrison, Campbell's President and Chief Executive Officer, said, “We continued to advance our strategies to stabilize and then profitably grow North America soup and simple meals, expand our international presence and continue to drive growth in healthy beverages and baked snacks.
“Although overall sales trends are improving, we are not satisfied with our performance this quarter. As planned, we focused our marketing efforts on increasing advertising and consumer promotion. We executed well in some businesses, delivering solid sales growth in U.S. Beverages, Pepperidge Farm and Canada. We did not execute as well in others.”
Morrison concluded, “We remain committed to our three growth strategies. At Campbell, we are building a business for the long term through innovation, brand building and expansion into higher growth segments that connect with today's consumers. We have made solid progress reinvigorating our innovation pipeline, and customers have responded favorably to the new products we have planned for next year. With continued focus on our strategies, we plan to deliver sustainable profitable net sales growth that will create value for shareholders.”

Fiscal 2012 Guidance
As previously announced, Campbell expects net sales growth to be between 0 and 2 percent, a decline in adjusted EBIT of between (9) and (7) percent and a decline in adjusted EPS of between (7) and (5) percent, putting adjusted EPS in the range of $2.35 to $2.42, from the 2011 adjusted base of $2.54. Management expects to achieve this guidance range, with sales and adjusted EBIT near the lower end of the range and adjusted EPS, benefiting from a favorable tax rate, near the upper end of the range.
Third-Quarter Results
For the third quarter, sales were $1.821 billion, comparable to a year ago. The sales were impacted by the following factors:

▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 2 percent
Third-Quarter Financial Details

▪
Gross margin was 38.8 percent compared with 40.4 percent a year ago. The decrease in gross margin percentage was primarily due to cost inflation, increased promotional spending and unfavorable mix, partly offset by higher selling prices and productivity improvements.

▪
Marketing and selling expenses increased 5 percent to $256 million compared with $243 million in the prior year, primarily due to higher advertising and consumer promotion expenses, partly offset by lower selling expenses. Advertising and consumer promotion expenses increased 13 percent, reflecting brand-building investments across most businesses.

▪	Administrative expenses decreased $4 million to $144 million, primarily due to the benefit of cost savings from restructuring initiatives.

▪
Earnings before interest and taxes (EBIT) were $264 million compared with $307 million in the prior-year quarter. Excluding items impacting comparability, adjusted EBIT in the current quarter was $268 million. Adjusted EBIT decreased 13 percent primarily due to the decline in gross margin percentage and higher advertising and consumer promotion expenses.

▪	The tax rate in the quarter was 26.2 percent compared with 34.3 percent in the prior year due to lower taxes on foreign earnings in the current year.

▪
Adjusted net earnings per share were $0.56 in the current quarter compared with net earnings per share of $0.57 in the prior-year quarter, a decrease of 2 percent. The decline reflected the lower EBIT, mostly offset by the impact of a lower tax rate and fewer shares outstanding.

Nine-Month Results
Net earnings for the first nine months were $647 million, or $2.01 per share, compared with $705 million, or $2.11 per share, in the year-ago period. Excluding items impacting comparability in the current-year period, adjusted net earnings declined 7 percent to $653 million and adjusted net earnings per share declined 4 percent to $2.03.
For the first nine months of fiscal 2012, sales were $6.094 billion, comparable to the year-ago period. The sales were impacted by the following factors:
▪Volume and mix subtracted 3 percent
▪Price and sales allowances added 4 percent
▪Increased promotional spending subtracted 1 percent

Nine-Month Financial Details

▪
Gross margin was 38.9 percent compared with 40.3 percent a year ago. The decrease in gross margin percentage was primarily due to cost inflation and increased promotional spending, partly offset by higher selling prices and productivity improvements.

▪
Marketing and selling expenses increased $3 million to $814 million, primarily due to higher advertising and consumer promotion expenses, partly offset by lower selling expense. Advertising and consumer promotion expenses increased 2 percent, reflecting brand-building investments across several businesses.

▪
EBIT was $1.009 billion compared with $1.110 billion in the prior year. Excluding items in the current year impacting comparability, adjusted EBIT declined 8 percent to $1.018 billion. The decrease was primarily due to the decline in gross margin percentage.

▪
Cash flow from operations was $838 million compared with $858 million in the year-ago period. The decline reflected the impact of lower earnings, partly offset by lower cash payments associated with pension and other benefit plans.

▪
Campbell repurchased 8.3 million shares for $272 million under its $1 billion strategic share repurchase program announced in June 2011 and the ongoing practice of buying back shares sufficient to offset those issued under incentive compensation plans.

Summary of Fiscal 2012 Third-Quarter and Nine-Month Results by Segment
U.S. Simple Meals
Sales for U.S. Simple Meals were $567 million for the third quarter, a decrease of 2 percent compared to the year-ago period. A breakdown of the change in sales follows:

▪	Volume and mix subtracted 5 percent

▪	Price and sales allowances added 4 percent

▪	Increased promotional spending subtracted 1 percent
U.S. Soup sales declined 3 percent compared to the year-ago quarter.

▪	Sales of “Campbell's” condensed soups decreased 5 percent, with declines in both cooking and eating varieties.

▪
Sales of ready-to-serve soups decreased 1 percent, reflecting declines in microwavable soups, partly offset by the sales from the launch of “Campbell's Slow Kettle” soups. Canned ready-to-serve soup sales were comparable to a year ago.

▪	Broth sales decreased 4 percent, primarily due to declines in canned broth, partly offset by the introduction of “Swanson Flavor Boost” concentrated broth.
U.S. Sauces sales were comparable to the year-ago quarter. Sales of “Prego” pasta sauce rose 3 percent driven by strong volume gains benefiting from increased advertising support and new items. Sales of “Pace” Mexican sauces were comparable to the prior year's quarter.
U.S. Simple Meals operating earnings were $120 million compared with $139 million in the prior-year period, a decrease of 14 percent. The decline in operating earnings reflected lower volumes, cost inflation, and increased advertising and consumer promotion expenses, partly offset by higher selling prices and productivity improvements.
For the first nine months, sales for U.S. Simple Meals decreased 2 percent to $2.265 billion. A breakdown of the change in sales follows:

▪	Volume and mix subtracted 6 percent

▪	Price and sales allowances added 4 percent
U.S. Soup sales declined 3 percent due to a 9-percent decrease in ready-to-serve soups and a 1-percent decrease in condensed soups. Sales of broth increased 3 percent.
U.S. Simple Meals operating earnings were $554 million in the first nine months compared with $556 million in the year-ago period. The slight decrease in operating earnings reflected lower earnings in U.S. Sauces, mostly offset by earnings gains in U.S. Soup. For the segment, lower volumes and cost inflation were mostly offset by higher selling prices, productivity improvements and lower promotional spending.
Global Baking and Snacking
Sales for Global Baking and Snacking were $543 million for the third quarter, an increase of 3 percent from a year ago. A breakdown of the change in sales follows:

▪	Price and sales allowances added 6 percent

▪	Increased promotional spending subtracted 4 percent

▪	Currency added 1 percent
Further details of sales results included the following:

▪	Sales of “Pepperidge Farm” products increased, reflecting higher selling prices across the portfolio, partly offset by increased promotional spending.

◦	In cookies and crackers, sales increased, driven by double-digit growth in “Goldfish” snack crackers, partly offset by declines in cookies.

◦	Bakery sales decreased reflecting declines in the category.

▪	Excluding the favorable impact of currency, sales in Arnott's were comparable to the prior year as strong growth in Indonesia was offset by declines in Australia.
Operating earnings for the quarter were $73 million compared with $82 million in the prior year. The 11-percent decline was primarily due to cost inflation and increased promotional spending, partly offset by higher selling prices and productivity improvements.
For the first nine months, sales increased 3 percent to $1.637 billion. A breakdown of the change in sales follows:
▪Volume and mix subtracted 3 percent
▪Price and sales allowances added 6 percent
▪Increased promotional spending subtracted 2 percent
▪Currency added 2 percent
Operating earnings decreased 12 percent to $232 million compared with $263 million in the year-ago period, primarily due to cost inflation, increased promotional spending and higher advertising, partly offset by higher selling prices and productivity improvements.
International Simple Meals and Beverages
Sales for International Simple Meals and Beverages were $349 million for the third quarter, a decrease of 1 percent. The change in sales reflected the following factors:
▪Price and sales allowances added 4 percent
▪Increased promotional spending subtracted 2 percent
▪Currency subtracted 3 percent
Excluding the impact of currency, higher sales in Canada, Europe and Latin America were partly offset by lower sales in the Asia Pacific region.

▪	In Canada, sales increased primarily due to increased soup sales, partly offset by the negative impact of currency and lower beverage sales.

▪	In Europe, excluding the negative impact of currency, sales increased due to volume-driven gains in France, partially offset by lower sales in Germany.

▪	In the Asia Pacific region, sales decreased primarily due to declines in Australian soup, partially offset by the favorable impact of currency and growth in Japan and Malaysia.
Operating earnings were $37 million compared with $41 million in the year-ago period. The decrease in operating earnings was primarily due to lower earnings in the Asia Pacific region.
For the first nine months, sales decreased 3 percent to $1.110 billion. A breakdown of the change in sales follows:
▪Volume and mix subtracted 4 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 1 percent
The sales decline reflected lower sales in Europe and Canada, partly offset by gains in the Asia Pacific region.
Operating earnings fell to $138 million compared with $161 million in the year-ago period. The decrease in operating earnings was primarily due to lower earnings in the Asia Pacific region and increased costs associated with the company's market expansion in China.
U.S. Beverages
Sales for U.S. Beverages were $208 million for the third quarter, an increase of 5 percent compared with the year-ago period. A breakdown of the change in sales follows:

▪	Volume and mix added 7 percent

▪	Increased promotional spending subtracted 2 percent
Sales gains, which continued to outpace category growth, were driven by double-digit growth in “V8 Splash” beverages and gains in “V8 V-Fusion” beverages. Sales of “V8 V-Fusion” beverages benefited from a range of new products, including Smoothies, Sparkling and Energy drinks, as well as higher promotional support.
Operating earnings for the quarter were $45 million compared with $54 million in the year-ago period. The decrease in earnings was primarily due to the impact of cost inflation, increased promotional spending and higher advertising, partly offset by volume gains.
For the first nine months, sales increased 2 percent to $593 million. A breakdown of the change in sales follows:

▪	Volume and mix added 4 percent

▪	Increased promotional spending subtracted 2 percent
Sales of both “V8 Splash” beverages and “V8 V-Fusion” beverages increased, while sales of “V8” vegetable juice declined.
Operating earnings declined to $109 million from $152 million, primarily due to cost inflation, increased promotional spending and higher advertising expense, partly offset by productivity improvements.
North America Foodservice
Sales for North America Foodservice were $154 million for the third quarter, comparable to the prior year. A breakdown of the change in sales follows:
▪Volume and mix subtracted 2 percent
▪Price and sales allowances added 3 percent
▪Increased promotional spending subtracted 1 percent
Volume-driven sales gains in fresh chilled soup sold at retail were offset by declines in frozen and canned soup.
Operating earnings decreased $2 million to $20 million due to the decline in gross margin percentage.

For the first nine months, sales increased 5 percent to $489 million. A breakdown of the change in sales follows:
▪Volume and mix added 2 percent
▪Price and sales allowances added 3 percent
Operating earnings were $75 million compared with $66 million in the year-ago period, an increase of 14 percent. The increase in operating earnings was primarily driven by higher selling prices, productivity improvements and volume gains, partially offset by cost inflation.
Unallocated Corporate Expenses
Unallocated corporate expenses were $27 million compared with $31 million a year ago. Unallocated expenses for the first nine months were $90 million versus $88 million in the prior year.
Non-GAAP Financial Information
A detailed reconciliation of the adjusted financial information to the reported financial information is included at the end of this news release.
Conference Call
Campbell will host a conference call to discuss these results on May 21, 2012, at 10:00 a.m. Eastern Daylight Time. U.S. participants may access the call at 1-866-802-4364 and non-U.S. participants at 1-703-639-1325. Participants should call at least ten minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight June 4, 2012, at 1-888-266-2081 or 1-703-925-2533. The access code is 1577795.
Reporting Segments
Campbell Soup Company earnings results are reported for the following segments:
U.S. Simple Meals aggregates the U.S. Soup and U.S. Sauces businesses. The U.S. Soup business includes the following products: “Campbell's” condensed and ready-to-serve soups, and “Swanson” broth and stocks. The U.S. Sauces business includes “Prego” pasta sauce, “Pace” Mexican sauce, “Swanson” canned poultry, “Campbell's” canned pasta, gravies, and beans.
Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; and “Arnott's” biscuits in Australia and Asia Pacific.
International Simple Meals and Beverages aggregates the following: soup, sauce and beverage products outside of the United States, including Europe, Latin America, Asia Pacific, China and the retail business in Canada.
U.S. Beverages represents the following products: “V8” vegetable juices, “V8 V-Fusion” juices and juice beverages, “V8 Splash” juice beverages, and “Campbell's” tomato juice.
North America Foodservice represents the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and “Pepperidge Farm” products through various food service channels in the United States and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell's,” “Pepperidge Farm,” “Arnott's” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company's current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company's actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company's efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company's initiatives; (3) the company's ability to realize projected cost savings and benefits; (4) the company's ability to manage changes to its business processes; (5) the increased significance of certain of the company's key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company's markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company's most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 29, 2012	May 1, 2011
Net sales	$1,821	$1,813
Costs and expenses
Cost of products sold	1,115	1,081
Marketing and selling expenses	256	243
Administrative expenses	144	148
Research and development expenses	32	33
Other expenses	6	1
Restructuring charges	4	—
Total costs and expenses	1,557	1,506
Earnings before interest and taxes	264	307
Interest, net	27	24
Earnings before taxes	237	283
Taxes on earnings	62	97
Net earnings	175	186
Net loss attributable to noncontrolling interests	2	1
Net earnings attributable to Campbell Soup Company	$177	$187
Per share - basic
Net earnings attributable to Campbell Soup Company	$.56	$.58
Dividends	$.29	$.29
Weighted average shares outstanding - basic	316	321
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.55	$.57
Weighted average shares outstanding - assuming dilution	318	323
In fiscal 2012, the company recorded pre-tax restructuring charges of $4 ($3 after tax or $.01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 29, 2012	May 1, 2011
Net sales	$6,094	$6,112
Costs and expenses
Cost of products sold	3,723	3,648
Marketing and selling expenses	814	811
Administrative expenses	441	442
Research and development expenses	91	95
Other expenses	7	6
Restructuring charges	9	—
Total costs and expenses	5,085	5,002
Earnings before interest and taxes	1,009	1,110
Interest, net	81	85
Earnings before taxes	928	1,025
Taxes on earnings	289	321
Net earnings	639	704
Net loss attributable to noncontrolling interests	8	1
Net earnings attributable to Campbell Soup Company	$647	$705
Per share - basic
Net earnings attributable to Campbell Soup Company	$2.03	$2.13
Dividends	$.87	$.855
Weighted average shares outstanding - basic	318	328
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$2.01	$2.11
Weighted average shares outstanding - assuming dilution	320	331
In fiscal 2012, the company recorded pre-tax restructuring charges of $9 ($6 after tax or $.02 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 29, 2012	May 1, 2011	Percent Change
Sales
Contributions:
U.S. Simple Meals	$567	$580	(2)%
Global Baking and Snacking	543	527	3%
International Simple Meals and Beverages	349	354	(1)%
U.S. Beverages	208	198	5%
North America Foodservice	154	154	—%
Total sales	$1,821	$1,813	—%
Earnings
Contributions:
U.S. Simple Meals	$120	$139	(14)%
Global Baking and Snacking	73	82	(11)%
International Simple Meals and Beverages	37	41	(10)%
U.S. Beverages	45	54	(17)%
North America Foodservice	20	22	(9)%
Total operating earnings	295	338	(13)%
Unallocated corporate expenses	27	31
Restructuring charges	4	—
Earnings before interest and taxes	264	307	(14)%
Interest, net	27	24
Taxes on earnings	62	97
Net earnings	175	186	(6)%
Net loss attributable to noncontrolling interests	2	1
Net earnings attributable to Campbell Soup Company	$177	$187	(5)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.55	$.57	(4)%
In fiscal 2012, the company recorded pre-tax restructuring charges of $4 ($3 after tax or $.01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 29, 2012	May 1, 2011	Percent Change
Sales
Contributions:
U.S. Simple Meals	$2,265	$2,320	(2)%
Global Baking and Snacking	1,637	1,597	3%
International Simple Meals and Beverages	1,110	1,147	(3)%
U.S. Beverages	593	583	2%
North America Foodservice	489	465	5%
Total sales	$6,094	$6,112	—%
Earnings
Contributions:
U.S. Simple Meals	$554	$556	—%
Global Baking and Snacking	232	263	(12)%
International Simple Meals and Beverages	138	161	(14)%
U.S. Beverages	109	152	(28)%
North America Foodservice	75	66	14%
Total operating earnings	1,108	1,198	(8)%
Unallocated corporate expenses	90	88
Restructuring charges	9	—
Earnings before interest and taxes	1,009	1,110	(9)%
Interest, net	81	85
Taxes on earnings	289	321
Net earnings	639	704	(9)%
Net loss attributable to noncontrolling interests	8	1
Net earnings attributable to Campbell Soup Company	$647	$705	(8)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$2.01	$2.11	(5)%
In fiscal 2012, the company recorded pre-tax restructuring charges of $9 ($6 after tax or $.02 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	April 29, 2012	May 1, 2011
Current assets	$1,767	$1,842
Plant assets, net	2,054	2,060
Intangible assets, net	2,558	2,684
Other assets	113	114
Total assets	$6,492	$6,700
Current liabilities	$1,908	$1,837
Long-term debt	2,006	2,431
Other liabilities	1,306	1,361
Total equity	1,272	1,071
Total liabilities and equity	$6,492	$6,700
Total debt	$2,757	$3,105
Cash and cash equivalents	$383	$449

Reconciliation of GAAP and Non-GAAP Financial Measures
Third Quarter Ended April 29, 2012
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Organic Net Sales
The company believes that organic net sales, which exclude the impact of currency, are a better indicator of the company's ongoing business performance. A reconciliation of net sales as reported and organic net sales follows.

	Third Quarter
(millions)	April 29, 2012	May 1, 2011	% Change
Net sales, as reported	$1,821	$1,813
Impact of currency	7	—
Organic net sales	$1,828	$1,813	1%

Items Impacting Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded.
The following items impacted earnings:

(1)
In fiscal 2011, the company announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the organization to help fund plans to drive the growth of the business. The company also announced its intent to close its office in Moscow and exit the Russian market. In the third quarter of fiscal 2012, the company recorded pre-tax restructuring charges of $4 million ($3 million after tax or $.01 per share) related to the initiatives. The year-to-date impact was $9 million ($6 million after tax or $.02 per share).

In the fourth quarter of fiscal 2011, the company recorded pre-tax restructuring charges of $63 million ($41 million after tax or $.12 per share) related to these initiatives.

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Third Quarter
(millions, except per share amounts)	April 29, 2012	May 1, 2011	% Change
Earnings before interest and taxes, as reported	$264	$307
Add: Restructuring charges (1)	4	—
Adjusted Earnings before interest and taxes	$268	$307	(13)%
Interest, net, as reported	$27	$24
Adjusted Earnings before taxes	$241	$283
Taxes on earnings, as reported	$62	$97
Add: Tax benefit from restructuring charges (1)	1	—
Adjusted Taxes on earnings	$63	$97
Adjusted effective income tax rate	26.1%	34.3%
Net earnings attributable to Campbell Soup Company, as reported	$177	$187
Add: Net adjustment from restructuring charges (1)	3	—
Adjusted Net earnings attributable to Campbell Soup Company	$180	$187	(4)%
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$.55	$.57
Add: Net adjustment from restructuring charges (1)	.01	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$.56	$.57	(2)%

	Year-to-Date
(millions, except per share amounts)	April 29, 2012	May 1, 2011	% Change
Earnings before interest and taxes, as reported	$1,009	$1,110
Add: Restructuring charges (1)	9	—
Adjusted Earnings before interest and taxes	$1,018	$1,110	(8)%
Interest, net, as reported	$81	$85
Adjusted Earnings before taxes	$937	$1,025
Taxes on earnings, as reported	$289	$321
Add: Tax benefit from restructuring charges (1)	3	—
Adjusted Taxes on earnings	$292	$321
Adjusted effective income tax rate	31.2%	31.3%
Net earnings attributable to Campbell Soup Company, as reported	$647	$705
Add: Net adjustment from restructuring charges (1)	6	—
Adjusted Net earnings attributable to Campbell Soup Company	$653	$705	(7)%
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.01	$2.11
Add: Net adjustment from restructuring charges (1)	.02	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.03	$2.11	(4)%

Year Ended
(millions, except per share amounts)	July 31, 2011
Earnings before interest and taxes, as reported	$1,279
Add: Restructuring charges (1)	63
Adjusted Earnings before interest and taxes	$1,342
Interest, net, as reported	$111
Adjusted Earnings before taxes	1,231
Taxes on earnings, as reported	$366
Add: Tax benefit from restructuring charges (1)	22
Adjusted Taxes on earnings	$388
Adjusted effective income tax rate	31.5%
Net earnings attributable to Campbell Soup Company, as reported	$805
Add: Net adjustment from restructuring charges (1)	41
Adjusted Net earnings attributable to Campbell Soup Company	$846
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.42
Add: Net adjustment from restructuring charges (1)	.12
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.54